Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Enigma Software Group, Inc.
2 Stamford Landing, Suite 100
Stamford, CT 06902

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 21, 2006, relating to the financial statements of Enigma Software Group, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Gibbsboro, NJ 08026
November 17, 2006